Exhibit 10.45(a)

Keystone Automotive Industries, Inc.

Change-in-Control Agreement

THIS AGREEMENT is entered into and is effective as of June 1, 2007 (the “Effective Date”), by and between Keystone Automotive Industries, Inc., a California corporation, (the “Company”) and Jeffrey T. Gray (the “Executive”).

Background Information

A. The Executive is currently employed by the Company and possesses considerable experience and knowledge that the Company desires to maintain.

B. The Company recognizes that a Change in Control of the Company is likely to cause uncertainty of the Executive’s continued employment and such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders.

C. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

D. The Company has therefore approved entering into this Agreement with the Executive to afford reasonable security against the altered conditions of employment which could result from any such Change in Control of the Company.

E. As consideration for the afforded security provided by this Agreement, the Executive agrees to certain restrictive covenants as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS.

1.1 “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 3.1) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (iii) the conviction of, or entering a plea of guilty or “nolo contendere” to, a felony by the Executive; or (iv) a willful violation of any of the covenants contained in Section 5 of this Agreement by the Executive. For purposes of clauses (i), (ii) and (iv) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

1.2 “Change in Control” shall mean the occurrence of any of the following events:

(A) The acquisition by any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (“Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof) (“Person”) of “Beneficial Ownership” (within the meaning set forth in Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities; (B) any acquisition directly from the Company, including without limitation, a public offering of securities; (C) any acquisition by the Company or any of its subsidiaries; or (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided, however, the acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power shall not constitute a Change in Control if Keystone Automotive Industries, Inc. maintains a Beneficial Ownership of more than fifty percent (50%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(B) Individuals who constitute the Board of Directors (“Board”) of the Company as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(C) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (B) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including individuals deemed to be members of the Incumbent Board by reason of the proviso to paragraph (ii) of this Section) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.4 “Date of Termination” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), or (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company without Cause, shall not be less than thirty (30) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

1.5 “Disability” shall mean the Executive’s incapacity due to physical or mental illness resulting in absence from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months.

1.6 “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s prior express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph A, E, F or G below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A) the assignment to the Executive of any duties inconsistent with the Executive’s status as a key employee of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control, or a material adverse change in the Executive’s titles or offices or reporting relationships as in effect immediately prior to the Change in Control;

(B) a reduction by the Company in the Executive’s annual base salary as in effect on the Effective Date, or as the same may be increased from time to time;

(C) the relocation of the Executive’s principal place of employment to a location more than 25 miles from the Executive’s principal place of employment immediately prior to the Change in Control;

(D) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days following the date such compensation is due;

(E) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other Executives, as existed immediately prior to the Change in Control;

(F) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days currently awarded to Executive or to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(G) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.1; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

1.7 “Potential Change in Control” shall be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the Outstanding Company Voting Securities (not including any securities acquired directly from the Company or its Affiliates); or the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

1.8 “Term” shall mean the period commencing on the Effective Date and ending on December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company shall have given notice to the Executive not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

SECTION 2. BENEFITS.

2.1 Severance Payments. Subject to the provisions of Section 2.2, if the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 2.1 (“Severance Payments”). For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). Severance Payments include the following:

(A) A lump-sum cash amount equal to the Executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Date of Termination.

(B) Notwithstanding any provision of any annual or long-term incentive plan to the contrary, a lump sum amount, in cash, equal to the prorated portion at the target award level of any unpaid incentive compensation which has been allocated or awarded to the Executive preceding the Date of Termination under any such plan.

(C) A lump-sum cash amount equal to two (2) times the Executive’s annual base salary at the rate in effect immediately prior to the Date of Termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(D) A lump sum cash amount equal to two (2) times the greater of (i) the Executive’s target bonus percentage times the Executive’s then current annual base salary (but not less than the annual base salary for the immediately preceding year), and

(ii) the average annual bonus earned by the Executive with respect to the three fiscal years (or, if the Executive has been employed for less than three fiscal years, the average annual bonus for the number of full fiscal years of the Executive’s employment) ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason.

(E) For the twenty-four (24) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents at the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s Date of Termination (subject to changes in coverage levels applicable to all employees generally), continuation of the Executive’s (and the Executive’s eligible dependents’) coverage for health insurance, including, without limitation, group health care, dental, and vision coverage, and life insurance. If the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, the Company’s obligation to provide health insurance coverage pursuant to this Section 2.1(E) shall be discontinued prior to the end of the twenty-four (24) month continuation period. In addition, if the Executive is a Specified Employee as defined in Code Section 409A and the regulations thereunder, then, if the aggregate payments by the Company for life insurance coverage for the Executive during the six (6) month period following the Executive’s Date of Termination exceed the applicable dollar limit under Section 402(g)(1)(B) of the Code for the year in which the Date of Termination occurs, any such excess shall be paid by the Executive and reimbursed by the Company on the date that is six (6) months following the Executive’s Date of Termination or, if earlier, the date of the Executive’s death.

(F) Unless prohibited by the terms of any plan document under which an award agreement has been issued to the Executive, as of the date of a Change in Control, all stock options, restricted stock, and performance share awards shall become immediately vested. Unless prohibited by the terms of any plan document under which an award agreement has been issued to the Executive, performance shares vest based on the greater of: (i) the Executive’s target performance share award, and (ii) the performance share award the Executive would receive based on the performance of the Company for the period beginning on the first day of the performance period and ending on the last day of the month immediately preceding the Date of Termination, straight-line annualized for the remainder of the performance period. Unless prohibited by the terms of any plan document under which an award agreement has been issued to the Executive, outstanding stock options shall remain exercisable until the earlier of the latest date upon which the stock option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the stock option.

2.2 Section 280G Provisions. If any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (including any similar state or local tax and any related interest or penalties, “Excise Tax”), the Executive will be paid an additional payment in an amount such that, after the Executive’s payment of all taxes on or otherwise as a result of the additional payment (including any Excise Tax, income tax, related interest or penalties and effect of any disallowed deductions), the Executive retains an amount of the additional payment equal to the Excise Tax. All determinations required to be made under this Section 2.2, including as to any underlying assumptions, will be made by an accounting firm selected by the Company and reasonably acceptable to the Executive. The accounting firm will provide the Executive and the Company with its determination of the additional payment, if any, that is due with respect to any payment or benefit (together with reasonably detailed supporting schedules) within 15 business days after they receive notice from the Executive that the payment has been made or benefit provided, or at such earlier time as the Company may request. Any additional payment determined due under this Section 2.2 will be paid within five days of the later of (a) the due date of the Excise Tax and (b) the date of the accounting firm’s determination, but in no event later than the end of the Executive’s taxable year in which the Excise Tax is due. If the Executive reasonably requests and the accounting firm determines that no Excise Tax is payable, the accounting firm will provide the Executive with a written opinion, in form and substance reasonably satisfactory to the Executive, that the Executive is not required to pay any Excise Tax and the Executive’s not reporting any Excise Tax on his applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Company will bear all fees and expenses of the accounting firm, including any costs of retaining experts.

2.3 Time of Payment. The Severance Payments shall be made not later than the third day following the Date of Termination, in the case of amounts to be paid in a single lump sum. Notwithstanding the foregoing, if the Executive is a Specified Employee as defined in Code Section 409A and the regulations thereunder, then, to the extent that any of the Severance Payments are subject to Section 409A of the Code and must not be paid or provided before six (6) months have elapsed after the date of the Executive’s Date of Termination in order to avoid the additional tax under Code Section 409A, such payments shall not commence or be made until six (6) months following the Executive’s Date of Termination or, if earlier, the date of the Executive’s death. In the case of installment payments, if any, the first payment shall include all installments required under this Agreement that otherwise would have been paid during such six (6) month period.

2.4 Legal Fees. The Company shall also pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 or Section 409A of the Code to any payment or benefit provided hereunder. This right of reimbursement shall continue for the life of the Executive. The amount of expenses eligible for reimbursement in any single calendar year shall not affect the amount of such expenses eligible for reimbursement in any other calendar year. Such payments shall be made within five (5) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than the last day of the calendar year following the calendar year in which the expenses were incurred.

SECTION 3. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

3.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 6. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause.

3.2 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

3.3 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 3.2, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 3.2. Amounts paid under this Section 3.3 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due hereunder.

SECTION 4. NO MITIGATION. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 2.1(E)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

SECTION 5. PROTECTIVE COVENANTS

5.1 Non-competition. For purposes of this Section 5, references to the “Company” shall include, individually and collectively, the Company and its affiliates and its/their respective successors and assigns. The Executive agrees that, during the Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company by the Executive or the Company for whatever reason, the Executive shall not, without the prior written consent of the Board of Directors, either directly or indirectly, as an officer, employee, director, agent, independent contractor, consultant, volunteer, partner, member, manager, owner, shareholder, principal, or in any other capacity or otherwise on behalf of himself or any other person or entity:

(A) own an interest in, join, operate, control, participate in, be employed or engaged by or with, be associated, affiliated or connected with, or perform or provide work or services to, for or on behalf of any person, company or other entity engaged in a Competing Business (as hereinafter defined). For purposes of this Agreement, a person, company or other entity shall be deemed to be engaged in a “Competing Business” if he, she or it is engaged in any way in the aftermarket collision replacement parts industry for automobiles and light trucks including, without limitation, providing, offering, developing, manufacturing, selling, marketing, licensing or producing any product, service or system which is competitive with, the same as, similar to, performs, serves or provides a similar function as, or can be used as a substitute or replacement for, any product, service or system that is both (i) related to the aftermarket collision replacement parts industry and (ii) offered, sold, provided, produced or being developed by the Company during the Executive’s employment with the Company.

(B) influence, encourage, solicit, persuade, induce or procure (or attempt to influence, encourage, solicit, persuade, induce or procure), directly or indirectly, on behalf of himself or any other person or entity, any Customer of the Company to cease doing business with or otherwise terminate, limit, postpone, divert or diminish its relationship, business dealings or patronage with the Company (except as part of the ordinary course activities of Executive permitted by the following paragraph).

The foregoing restrictions: (i) shall be limited to the United States, Canada and those foreign countries within which the Company, directly or indirectly (including, without limitation, indirectly through its independent sales representatives, distributors, partners, joint venturers or licensees), sells, offers, markets, develops, produces, manufactures, performs, provides, or solicits business for its products, systems or services at any time during the Executive’s employment with the Company; (ii) shall not preclude the Executive from performing work for or providing services to a person, company or other entity (not primarily engaged in a Competing Business) which among his/her or its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that the Executive is not directly or indirectly involved in any of the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such person, company or entity which is/are engaged in a Competing Business; (iii) shall not preclude the Executive from serving as an executive officer of a company or other entity (that derives less than ten percent (10%) of its gross revenues from a Competing Business) which among its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that the Executive is not the officer of the company or other entity directly responsible for the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such company or entity which is/are engaged in a Competing Business (although the Executive may supervise such officer as part of his other responsibilities) and (iv) shall not preclude the Executive from passive ownership of up to five percent (5%) of the outstanding stock of a publicly held corporation which is engaged in a Competing Business.

5.2 Nondisclosure of Trade Secrets. At all times from and after the date hereof, Executive agrees that Executive (i) shall make no use of the Trade Secrets, or any other part thereof and (ii) shall not disclose the Trade Secrets, or any part thereof, to any other person or entity. The Executive agrees not to disclose or reveal any information, whether including in whole or in part any Trade Secrets, except: (i) in response to an order or subpoena issued by a court or government agency; or (ii) to Executive’s attorneys, accountants or any governmental taxing authority.

(A) “Trade Secrets” shall mean secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the Company or an affiliated entity of which Executive has acquired knowledge and possession as an officer or employee of the Company.

(B) “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

5.3 Non-Solicitation. At all times from and after the date hereof and ending three (3) years after Executive is no longer employed by the Company, Executive agrees not to, either directly or through others, or in the service of or on behalf of others, entice, solicit, recruit or attempt to persuade any person to sever such person’s employment with the Company or an affiliated entity, or to devote less than all of such employee’s efforts to the Company or an affiliated entity, or to perform services for any individual or entity other than the Company or an affiliated entity, or to obtain any Trade Secrets from such employee, whether or not such person is a full-time employee of the Company or an affiliated entity and whether or not such employment with the Company or an affiliated entity is pursuant to a written agreement or is at-will.

SECTION 6. SUCCESSORS; BINDING AGREEMENT.

6.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of its obligations under this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

6.2 Binding Agreement. The Company’s obligations under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts (other than amounts which, by their terms, terminate upon the death of the Executive) shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

SECTION 7. NOTICES. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the most recent permanent address shown in the personnel records of the Company and the address set forth on the signature page to this Agreement, and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Keystone Automotive Industries, Inc.

655 Grassmere Park Drive

Nashville, TN 37211

Attention: General Counsel

SECTION 8. AGREEMENT MODIFICATION OR TERMINATION.

The Agreement may be amended or terminated by the Board at any time; provided, however, that during the pendency of a Potential Change in Control and during the two (2) year period following a Change in Control, this Agreement may not be terminated or amended without the consent of the Executive. Notwithstanding any provision to the contrary, it is the parties’ intention that the benefits and rights to which the Executive could become entitled in connection with a termination of employment covered under this Agreement comply with Section 409A of the Code. If the Executive or the Company believes, at any time, that any such benefit or right does not so comply, the Executive or the Company shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies with Code Section 409A (with the most limited possible economic effect on the Executive and on the Company). The obligations of the Company and the Executive under this Agreement, which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2, 3 and 5 hereof) shall survive such expiration.

SECTION 9. GENERAL PROVISIONS.

9.1 Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed and is permitted by applicable law.

9.2 Neither the establishment of this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving the Executive the right to be retained in the service of the Company, or to limit the ability of the Company to discharge the Executive at any time.

9.3 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

9.4 The obligations under this Agreement shall not be funded. The Executive shall have no right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Agreement.

9.5 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.6 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Tennessee in any action or proceeding brought with respect to or in connection with this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

{SIGNATURES APPEAR ON THE FOLLOWING PAGE.}

IN WITNESS WHEREOF, the undersigned have set their hands to this Change-in-Control Agreement for Keystone Automotive Industries, Inc., effective as of the date first written above.

COMPANY: KEYSTONE AUTOMOTIVE INDUSTRIES, INC.		EXECUTIVE:

By:	/s/ Robert E. Hedrick	Signature:	/s/ Jeffrey T. Gray

Printed name:		Printed Name:

Title:	VP Chief People Officer